NEWS RELEASE

FOR IMMEDIATE RELEASE:

ParkerVision Receives Additional $2 Million in Funding

JACKSONVILLE, Fla., May 31, 2016 -- ParkerVision, Inc. (Nasdaq:PRKR), a developer, manufacturer and marketer of semiconductor technology solutions for wireless applications, announced today that Brickell Key Investments LP (“Brickell”), a special purpose fund under the management of Juridica Asset Management Limited, a Guernsey-based asset manager, exercised its right to provide an additional $2 million in funding under the agreement with ParkerVision announced on February 26, 2016, on the same terms and conditions as provided in the original agreement.  One-half of the funds will be restricted for use in specified future patent enforcement actions with the remainder available for use by the Company for general working capital purposes.   This brings the total funds provided by Brickell to $13 million.

In connection with the agreement, the Company agreed to exchange Brickell’s current warrant for the purchase of up to 250,000 shares of the Company’s common stock at an exercise price of $3.50 for a new warrant for the purchase of up to 350,000 shares of the Company’s common stock at an exercise price of $2.00.  The new warrant is exercisable for a period of five years from the date of issuance and contains the same piggy-back registration rights and other terms as the exchanged warrant.

Commenting on the additional funding, Jeffrey Parker, Chief Executive Officer stated, “We are pleased with Brickell’s increased financial commitment as we continue to work towards the goal of achieving recognition of our significant contribution to the wireless industry through our innovative products and technologies.”

About ParkerVision
ParkerVision, Inc. designs, develops and markets its proprietary RF technologies, which enable advanced wireless communications for current and next generation mobile communications networks. Its solutions for wireless transfer of radio frequency (RF) waveforms enable significant advancements in wireless products, addressing the needs of the cellular industry for efficient use of power, reduced cost and size, greater design simplicity and enhanced performance in mobile handsets as the industry migrates to next generation networks. ParkerVision is headquartered in Jacksonville, Fla. For more information, please visit http://www.parkervision.com/. (PRKR-G).

Safe Harbor Statement
This press release contains forward-looking information. Readers are cautioned not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made. Such statements are subject to certain risks and uncertainties which are disclosed in the Company's SEC reports, including the Form 10-K for the year ended December 31, 2015 and the Form 10-Q for the quarter ended March 31, 2016. These risks and uncertainties could cause actual results to differ materially from those currently anticipated or projected.

Contact:

Cindy Poehlman	Don Markley
Chief Financial Officer	The Piacente Group
ParkerVision, Inc.	212-481-2050
904-732-6100, cpoehlman@parkervision.com	parkervision@tpg-ir.com